Exhibit 99.2

NEWS RELEASE

For Immediate Release

               NOVELIS APPOINTS NEW INDEPENDENT DIRECTOR TO BOARD

ATLANTA, Aug. 30, 2006 - Novelis Inc. (NYSE: NVL) (TSX: NVL) today announced that it has appointed a new independent director, John D. Watson, to its Board of Directors. Mr. Watson is an Executive Advisor of EnCana Corporation, a leading oil and gas exploration and production company in North America. He retired in February 2006 as Executive Vice President and Chief Financial Officer of EnCana, a position he had held since 2002.

This appointment takes effect immediately and continues until Novelis' annual meeting, scheduled for October 26, 2006, when Mr. Watson will be nominated for election to serve in the coming year. Mr. Watson fills the vacancy resulting from J.E. (Ted) Newall's retirement from the Board in July.

William T. Monahan, Chairman of the Board and Interim Chief Executive Officer, said, "We welcome the addition of John Watson to Novelis' Board of Directors. Having had a successful career in the energy industry, John's experience and expertise complement those of our other directors, and he has a distinguished record of creating value for shareholders. We look forward to his contributions as we continue to transform the Company and focus on maximizing shareholder value."

Before becoming Executive Vice President and Chief Financial Officer of EnCana in 2002, Mr. Watson, 61, was Vice President, Finance, and Chief Financial Officer of an EnCana predecessor, Alberta Energy Company Ltd., from 1987 to 2002. He serves as the chair of the Calgary Police Commission, and is a member of the Audit Committee for the Province of Alberta. He is a director of UTS Energy Corporation and Nortel Networks Corporation.

Mr. Watson, a Fellow of the Chartered Accountants of Alberta, holds a Bachelor of Arts degree from Concordia University and a Master of Business Administration from Queen's University.

Novelis is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries and has approximately 12,500 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America, and South America. Through its advanced production capabilities, the Company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

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Media Contact:
Charles Belbin
404-814-4260
charles.belbin@novelis.com